UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN CONSENT STATEMENT
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☐	Soliciting Material Pursuant to Section 240.14a-12
Cephalon, Inc.

(Name of Registrant as Specified in Its Charter)
Valeant Pharmaceuticals International, Inc.

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International Headquarters
7150 Mississauga Road
Mississauga, Ontario L5N 8M5
Phone: 905.286.3000
Fax: 905.286.3050
April 28, 2011
To our fellow Cephalon Stockholders,
          The Board of Directors of Cephalon has sent a letter to Cephalon stockholders which we believe contains numerous misleading statements and claims about Valeant’s offer to acquire Cephalon, Valeant’s consent solicitation process, Valeant’s nominees for election to the Cephalon Board, and the current Cephalon Board’s efforts to review alternatives and options. As a result, we feel it is important to respond and set the record straight on these matters.
          Cephalon Claim: “Valeant’s nominees were hand-picked to sell Cephalon to Valeant”
•	Our nominees include recognized top-tier corporate governance experts, deans of some of the world’s leading universities, and healthcare executives that have overseen substantial value creation:
o	Abe Friedman: Former Global Head of BlackRock’s Corporate Governance and Proxy Voting; Former Chief Policy Officer and General Counsel for Glass, Lewis & Co.; joined Glass, Lewis upon its founding and led its proxy research business

o	Richard Koppes: Winner of the National Association of Corporate Directors Lifetime Achievement Award; Corporate Governance Fellow at Stanford University School of Law, running Stanford’s Institutional Investor Forum and Fiduciary College; Former General Counsel and Interim CEO of CalPERS

o	Santo Costa: Former Vice Chairman, President and COO of Quintiles, the world’s largest contract research organization; Director of the Food and Drug Law Institute; attorney specializing in corporate law for healthcare companies

o	Dr. John McArthur: Former Dean of Harvard Business School; Recipient of “Director of the Year — Lifetime Achievement” award from the National Association for Corporate Directors, New England Chapter; Former Senior Advisor to the President of the World Bank

o	Anders Lönner: Chairman and CEO of Meda Group with extensive experience in European pharmaceuticals; Has overseen a nearly 3000% increase in Meda’s share price since becoming CEO in 1999

o	Dr. Blair Sheppard: Dean of Duke’s Fuqua School of Business; Consulted to more than 100 companies and governments regarding corporate strategy, including Johnson & Johnson, GlaxoSmithKline and Eli Lilly

o	Lawrence Kugelman: Former CEO of multiple HMOs and managed care organizations, including Coventry Health, CIGNA Healthcare of California, United Medical Plan and Health Plan of America

o	Thomas Plaskett: Director RadioShack; Former director of Alcon; Former CEO of Continental Airlines and Pan Am; 20 years experience in corporate consulting
•	It is improper and there is no basis for Cephalon’s Board to assert that these nominees would not discharge their fiduciary obligations if elected as directors of Cephalon and work to maximize Cephalon stockholder value in whatever way possible

•	These nominees chose to run for election to the Cephalon Board because they strongly believe in stockholder choice and they understand that you, Cephalon’s stockholders, would be voting for change by supporting our consent solicitation
          Cephalon Claim: “Certain other of Valeant’s nominees have worked with Valeant’s directors in other contexts”
•	Of course, certain of the nominees have worked with Valeant’s directors in other contexts. Our definitive consent solicitation statement includes information regarding all such prior associations

•	These prior associations have enabled Valeant to confirm the skills and experiences of the nominees, and are a testament to the fact that the nominees include corporate governance experts and leaders in the pharmaceutical and healthcare industries
          Cephalon Claim: Valeant is trying to “pressure [the current Cephalon] Board and Cephalon stockholders into quickly accepting Valeant’s proposal without affording [the current Cephalon] Board any reasonable opportunity to develop and evaluate options”
•	By the May 12th deadline for the return of your written consent, Cephalon will have had more than eight weeks to review our initial offer, seek other buyers and evaluate other options for maximizing value. Since the public announcement of our offer, Cephalon has not engaged with Valeant or requested that Valeant delay its timetable to enable negotiations

•	Valeant has acknowledged that the new Cephalon Board could “explore all of the options to maximize value,” which include an auction process to try to find a higher bidder

•	Valeant has also stated that, if the nominees elected constitute a majority of the new Cephalon Board, it is willing to keep its offer open for a reasonable period of time while the new Cephalon Board evaluates other options for maximizing value

•	Provigil produces nearly $100 million in revenue every month, but will start to be replaced by generics in less than a year. We believe Cephalon’s Board should feel more urgency to move quickly in order to maximize the rapidly eroding value of Cephalon
          Cephalon Claim: Valeant may “lower its price if it discovers ‘negative information’ that impacts the Company”
•	Valeant has repeatedly stated that we are prepared to increase our offer price if Cephalon engages with us and permits us to conduct due diligence and if the results of such due diligence demonstrate greater value than is supported by Cephalon’s public filings

•	As Valeant’s publicly-filed consent solicitation statement confirms, while we fully expect that due diligence will result in our being in a position to modestly increase our offer price, it is possible that we could reduce our offer price if the Company takes any further actions that reduce its value to us and/or if the due diligence reveals material undisclosed information that negatively impacts the Company. If Cephalon’s Board is concerned that we will reduce our offer price, then it should permit us to conduct due diligence
          Cephalon Claim: Cephalon’s Board “has a strong track record of acting in stockholders’ best interests”
•	Cephalon’s Board has overseen a compound annual rate of decline in Cephalon’s share price of (0.5)% over the last five years

•	During this five year period, Cephalon has spent $2.5 billion on acquisitions and $2.0 billion on research and development, and diluted stockholders by 24%, while returning a minimal $34 million of capital through a share repurchase

•	Even after over $4.5 billion of expenditure, Cephalon’s growth outlook is still negative, with the median of Wall Street IBES estimates projecting a 42% decline in EPS from 2011 to 2013

•	Cephalon’s Board therefore appears to have actually destroyed shareholder value. In supporting the current Board by not providing your consent to our proposals, you would be voting for the status quo

•	Where is the evidence that Cephalon’s Board has acted in your best interests to maximize stockholder value?
          Cephalon Claim: Cephalon’s Board and management have a “proven history of developing late-stage compounds, such as Provigil, Nuvigil, Fentora and Treanda, among others”

•	None of the products Cephalon mentions were truly novel products
o	Provigil was launched by Cephalon in 1998, but another company had already developed and launched it independently in France in 1994

o	Nuvigil is based on Provigil

o	Fentora is an alternate formulation of a product that was approved in the 1960s and was similar to Actiq, a product that Cephalon acquired in 2000 after it was already approved

o	Treanda had been launched in Germany in 1993, 15 years before Cephalon launched it in 2008
•	By its own admission, Cephalon’s research capabilities are not its area of expertise. At the Stifel Nicolaus / Thomas Weisel Healthcare Conference, a CEPH executive stated, “we’re out in the marketplace...trying to buy assets and interesting compounds. Because what we don’t want to do is necessarily rely on our own pipeline of things we invent on our own, because most of that stuff doesn’t work”

•	Wall Street analysts believe that there is substantial risk in Cephalon’s pipeline, stating Cephalon has a pipeline of “lottery cards” (Bernstein Research, March 28, 2011) and “since most of Cephalon’s pipeline is still at least a year or more away from Phase 3 data (let alone approval), we think there needs to be a much larger discount placed on [Cephalon’s] multiple” (Jefferies, February 15, 2011)

•	Cephalon has had multiple recent pipeline failures that underscore the risks associated with its pipeline, including:
o	FDA twice rejected the Jet Lag label expansion for Nuvigil (June & December 2010) even after Cephalon had announced a “positive” Phase III trial

o	Cinquil failed to meet all primary endpoints in its Phase IIb trial for pediatric eosinophilic esophagitis (November 2009)

o	CEPH-701 failed its pivotal trial in AML (June 2009)

o	FDA rejected label expansion for Fentora for pain in opiod-tolerant patients (May 2008)
•	Shouldn’t Cephalon’s Board explore alternatives for maximizing value before investing billions more into a risky biotech research strategy that is outside of its historical focus and expertise?

     Cephalon Claim: The 30-day average on which Valeant based its proposal “is near the stock’s 52-week low and Valeant’s non-binding premium represents virtually no premium to Cephalon’s 52-week high”
•	Cephalon’s Board claims that Valeant was opportunistic in its timing, but in fact Cephalon was not in a trading “trough”. When Valeant announced its offer, Cephalon was trading at a one-month average of $57, but Cephalon’s three month average was only $58 and the two year average only $61

•	Cephalon had traded down due to several substantial pipeline failures mentioned above and the median Wall Street analyst future price target was only $59.50[1]

•	While the Cephalon stock price was $57, 68% of Wall street analysts still gave Cephalon a “Sell” or “Hold” rating

•	In fact, Morgan Stanley issued a detailed 48-page initiating coverage report on March 11, 2011, just weeks before Valeant’s offer, which concluded the DCF midpoint for Cephalon should be $55

•	Cephalon’s 52-week high in April of 2010 appears to be the abnormality, since it was achieved on the day before the FDA rejected Nuvigil’s Jet lag application. Cephalon’s stock fell by 19% to $59 over the following two months

•	Why does Cephalon’s Board maintain Cephalon was trading below its true value when the numbers seem to point to a market valuation (absent our offer) of less than $60?
          Cephalon Claim: Valeant’s premium is below the median for “U.S. life-science acquisitions since 2006” and the historical EBITDA multiple is below the median for “all drug takeovers over $1 billion”
•	Cephalon cannot be valued in comparison to other industry transactions because of the Provigil patent expiration. We do not know of any other transaction where 41% of the revenues of the target company were going to be subjected to generic competition within 12 months

•	Biotech companies, which Cephalon includes in its “life sciences” category, are especially irrelevant as they typically have above average premiums to account for exceptional growth. The median estimated annual EPS long-term growth rate of mid-sized biotech companies was 39% as of March 28, 2011. Even other specialty pharmaceutical companies have a median 11% EPS annual long-term growth estimate

[1]	Inclusive of base case DCF value when no price target is available.

•	Using a historical multiple for comparison is highly misleading, since it greatly overstates Cephalon’s EBITDA in comparison to expected future performance. Again, comparable transactions typically have growing EBITDA, not an impending rapid loss of EBITDA

•	Since Cephalon is in a unique situation with earnings expected to rapidly decline, it should be valued based on its own business model and situation

•	If our offer price represents such a low valuation, why would Wall Street analysts describe our offer as follows:
o	“CEPH owners should take $73” (Jeffries, March 30, 2011)

o	“We view the deal terms as reasonable and would recommend selling CEPH shares here” (Barclays, March 30, 2011)

o	“The offer presents an upside case for CEPH shares” (JP Morgan, March 30, 2011)

o	An attractive exit for shareholders given near-term obstacles CEPH faces” (Oppenheimer, March 30, 2011)

o	“Offer terms provide fair value to Cephalon investors” (Stifel Nicolaus, March 30, 2011)
          Cephalon Claim: Cephalon’s Board is “presently undertaking a review of all of the Company’s alternatives and options”
•	Exactly which alternatives and options are being reviewed beyond the continuation of Cephalon’s current risky standalone strategy?

•	Cephalon’s Board has not demonstrated why their standalone strategy will be worth more than Valeant’s $73 offer. If Cephalon continued its current five year trend, the share price would be in the mid-$50s for the next several years

•	What is the timeline for this review and has Cephalon’s Board factored in the urgency of declining value associated with Provigil?

•	How can Cephalon’s Board truly be undertaking a review of all alternatives if it has not even engaged with the only known bidder to see what offer it could make after due diligence?

•	Why can’t Cephalon’s Board be more transparent about what it is doing?

          Cephalon Claim: “Valeant has not indicated its Board nominees intend to seek and consider superior alternatives”
•	We believe our nominees have the right experience, skills, and qualifications to effectively maximize value for, and properly represent, the interests of Cephalon’s stockholders and will be committed to exploring all of the options to maximize value, consistent with their fiduciary responsibilities. As previously stated, those options will potentially include:
o	Providing access to due diligence to, and negotiating with, us with a view to achieving a higher offer;

o	Conducting an efficient auction process while our offer is open;

o	Negotiating a merger agreement with us, which could include a “go-shop” provision so as to allow Cephalon’s Board to determine if there is a bidder willing to pay a higher price
•	We expect the nominees to fully discharge their fiduciary obligations and, if the nominees elected constitute a majority of Cephalon’s Board, we would be willing to keep our offer open for a reasonable period of time while the new Cephalon Board explores Cephalon’s options.
It’s time for Cephalon Stockholders to have a Board of Directors that Understands Stockholders are the Real Owners of the Company. Vote for a New Cephalon Board And Send a Message That You Want
Your Representatives To Evaluate All Options to Maximize Value
Sincerely,

J. Michael Pearson
Chairman and Chief Executive Officer
Valeant Pharmaceuticals International, Inc.
* * *

Forward-looking Statements
     Certain statements made in this communication may constitute forward-looking statements of Valeant, including, but not limited to, statements regarding our offer to purchase Cephalon, financing related to the proposed transaction, our consent solicitation process or our intention to commence a tender offer, our opportunities and our plans should we acquire Cephalon, the effect of the proposed transaction on financial results, and certain financial projections. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management of Valeant and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Valeant’s most recent annual or quarterly report filed with the Securities and Exchange Commission (“SEC”) and Canadian Securities Administrators (“CSA”) and other risks and uncertainties as discussed from time to time in Valeant’s filings with the SEC and the CSA, which disclosures are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this communication or to reflect actual outcomes except as required by securities laws. You are advised, however, to consult any further disclosures we make on related subjects in our filings with the SEC and the CSA.
Certain Information Concerning Participants In Solicitation; Additional Information and Where to Find It
     This communication may be deemed to be solicitation material in respect of the proposed removal of directors from, and election of directors to, the Board of Directors of Cephalon, as well as the repeal of any changes to Cephalon’s Bylaws. Valeant filed a definitive consent solicitation statement with the SEC on April 21, 2011. THAT DOCUMENT SETS FORTH THE IDENTITY OF THE PARTICIPANTS IN THE SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS, OR OTHERWISE, AND IS ALSO AVAILABLE AT THE WEB SITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. OR FROM VALEANT’S WEBSITE AT WWW.VALEANT.COM UNDER THE TAB “INVESTOR RELATIONS” AND THEN UNDER THE HEADING “SEC FILINGS,” OR , FOR FREE, BY DIRECTING A REQUEST TO VALEANT, 7545 IRVINE CENTER DRIVE, IRVINE, CALIFORNIA, 92618, ATTENTION: CORPORATE SECRETARY. It includes the form of gold consent card to be completed and delivered by each Cephalon stockholder that desires to provide written consent in connection with the consent solicitation.
     This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. No tender offer for the shares of Cephalon has commenced at this time. In connection with any tender offer and its consent solicitation, Valeant will file relevant materials, which may include a tender offer statement and/or other documents, with the SEC. ALL INVESTORS AND SECURITY HOLDERS OF CEPHALON ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC BY VALEANT CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of documents filed with the SEC by Valeant (when they become available) in the same manner as set forth above with respect to the definitive consent solicitation statement.